Exhibit 10.2

AMENDED AND RESTATED
SEVERANCE AGREEMENT (NO CHANGE IN CONTROL)

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of October 20, 2024, by and between David Barry (“Mr. Barry”) and Viad Corp, a Delaware corporation (“Viad”).  Viad and Mr. Barry, previously entered into that certain Severance Agreement, dated April 22, 2015 (the “Prior Agreement”). Viad and Mr. Barry hereby agree that the Prior Agreement shall be amended and restated in its entirety as set forth herein, effective as of the date of, and contingent on, the closing of the sale of Viad’s GES segment (such sale, the “Transaction”) without further action by the parties. In the event the Transaction is not consummated, this Agreement shall automatically terminate and become null and void without further action by the parties. Accordingly, Viad and Mr. Barry agree as follows:

1.          The purpose of this Agreement is to provide for the payment of certain severance benefits. This Agreement is not intended to change the at-will nature of Mr. Barry’s employment with Viad, and Mr. Barry hereby expressly agrees and acknowledges that he is an at-will employee and that Mr. Barry’s employment may be terminated by either Mr. Barry or Viad at any time and for any reason with or without cause or notice by either Mr. Barry or Viad.  This Agreement does not alter the terms and conditions regarding Mr. Barry’s employment with Viad, except as set forth herein.  In addition, Mr. Barry agrees and acknowledges that the terms and conditions set forth herein do not take effect unless all other terms and conditions described below are also satisfied.

2.          Subject to the conditions set forth in Paragraph 8, in the event Mr. Barry experiences a Qualifying Termination (as defined below), Viad shall make one lump sum payment to Mr. Barry (or Mr. Barry’s estate or beneficiaries, as applicable, in the case of the death or Disability of Mr. Barry) in an amount equal to two (2) times of his then annual base salary (excluding bonuses, fringe benefits, and other compensation) as of the employment termination date, minus any income taxes or other amounts required by law to be withheld therefrom.  Such lump sum payment shall be made within sixty (60) days after the date on which Mr. Barry’s employment terminates on Viad’s first regular payday following the date on which the Release (defined below) becomes effective in accordance with its terms, provided, however, that if such sixty (60) day time period begins in one calendar year and ends in a second calendar year, payment of such lump sum shall always be made in the second calendar year.

3.          In addition, subject to the conditions set forth in Paragraph 8, in the event of a Qualifying Termination, Mr. Barry will also be entitled to a payment equal to the annual cash incentive award Mr. Barry would have earned under Viad’s then-current Management Incentive Plan (“MIP”) in which Mr. Barry is eligible to participate, pursuant to the terms and conditions of MIP, for the calendar year in which he was last employed, prorated based on the number of days Mr. Barry was employed during such calendar year. Such amount shall be paid in a lump sum on the date that annual cash incentive awards are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which Mr. Barry’s employment termination date occurs.

4.          The term “Cause,” as used herein, means: (i) Mr. Barry’s willful and continued failure to perform the required duties of his position; (ii) Mr. Barry’s breach of his fiduciary duty to Viad, and/or any of its related or subsidiary companies; (iii) Mr. Barry’s material breach of the Viad Corp Code of Ethics, Always Honest policy, or other code of conduct in effect from time to time, provided that any fraudulent or dishonest act shall be considered material regardless of size, which, if curable, is not cured by Mr. Barry within fourteen (14) days after providing written notice thereof; (iv) Mr. Barry’s willful or gross misconduct; and/or (v) Mr. Barry’s conviction or guilty plea to a felony or to a misdemeanor involving an act or acts of fraud, theft or embezzlement.

5.         The term “Disability” means, due to any physical or psychological incapacity, Mr. Barry is unable to perform all of his essential duties and responsibilities (notwithstanding the provision of any reasonable accommodation) for a period of 180 continuous days.

6.          The term “Good Reason,” as used herein, means, without Mr. Barry’s prior written consent: (i) the assignment to Mr. Barry of any duties materially inconsistent in any respect with Mr. Barry’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by Viad which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Viad promptly after receipt of notice thereof given by Mr. Barry; (ii) a ten percent (10%) or greater reduction of Mr. Barry’s base salary or annual bonus opportunity; or (iii) Viad requiring Mr. Barry to be based principally at any office or location other than Denver, Colorado or a fifty (50) mile radius thereof or Viad requiring Mr. Barry to travel to a substantially greater extent than required immediately prior to such change. In order to invoke a termination of employment for Good Reason, Mr. Barry shall provide written notice to the Board of Directors of Viad of the existence of one or more of the conditions described in the foregoing clauses (i) through (iii) within ninety (90) days following Mr. Barry’s knowledge of the existence of such condition or conditions, and Viad shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that Viad fails to remedy the condition constituting Good Reason during the Cure Period, Mr. Barry must terminate employment, if at all, within ninety (90) days following the end of Cure Period in order for such termination of employment to constitute a termination of employment for Good Reason.

7.         The term “Qualifying Termination,” as used herein, means the termination of Mr. Barry’s employment either (i) by Viad without Cause, or (ii) by Mr. Barry for Good Reason, or (iii) due to Mr. Barry’s death or Disability.

8.           This Agreement shall not become effective and Viad shall not be obligated to make the payments provided for in Paragraphs 2 or 3 of this Agreement unless (i) the Transaction is successfully consummated, (ii) Mr. Barry first resigns from the Board of Directors of Viad upon the termination of his employment, and (iii) Mr. Barry (or Mr. Barry’s estate or beneficiaries, as applicable, in the case of the death or Disability of Mr. Barry) executes and delivers to Viad, a general release of all claims, waiver of rights and covenant not to sue in form and substance satisfactory to Viad in its reasonable discretion (“Release”), and such Release becomes effective and irrevocable within sixty (60) days following Mr. Barry’s employment termination date.

9.          In the event that Mr. Barry’s employment terminates in connection with a “Change of Control” as defined in the Viad Corp Executive Severance Plan (Tier I) (“Severance Plan”), Mr. Barry’s rights to severance payments and benefits shall be governed solely by the Severance Plan in lieu of this Agreement. However, if the severance payments provided under the Severance Plan are less than those outlined in this Agreement, Mr. Barry shall receive the severance payments specified in this Agreement in lieu of any benefits under the Severance Plan. For the avoidance of doubt, in no event shall Mr. Barry be entitled to benefits under both this Agreement and the Severance Plan.

10.        Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision of this Agreement shall be prohibited by or is found to be invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  It is the express intent of the parties that in that event, this Agreement shall be revised and enforced to the maximum extent permitted under applicable law.  The terms of this Agreement, including this provision, may be modified only by a subsequently executed agreement that both: (a) explicitly identifies this Agreement and the date of its execution; and (b) either (i) identifies the particular provisions being modified or (ii) in the event this Agreement is to be superseded in its entirety, explicitly so provides. This Agreement embodies the entire agreement of the parties hereto regarding the subject matter set forth herein, and it supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement, including, without limitation, the Prior Agreement. Except as expressly provided herein, this provision does not, however, affect in any way Mr. Barry’s rights in the event of a “Change of Control” as defined in the Viad Corp Executive Severance Plan (Tier I).

11.       This Agreement is intended to satisfy, or otherwise be exempt from, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”).  To the extent that any term of this Agreement fails to satisfy those requirements or fails to be exempt from Section 409A, such term shall be modified in a manner that brings the Agreement into compliance with Section 409A while preserving as closely as possible the original intent of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

By:	/s/ David Barry
David Barry

Viad Corp

By:	/s/ Rich Dozer
Rich Dozar
Chairman of the Board